UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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PremierWest Bancorp
(Name of Registrant as Specified in Its Charter)

  ___________________________________________________
  (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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PremierWest Bancorp

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

MAY 22, 2008

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PREMIERWEST BANCORP 503 Airport Road Medford, Oregon 97504

___________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
 TO BE HELD May 22, 2008
___________________________________________________

To the shareholders of PremierWest Bancorp:

     Notice is hereby given that the annual meeting of shareholders of PremierWest Bancorp will be held at the Rogue Valley Country Club located at 2660 Hillcrest Road, Medford, Oregon, on Thursday, May 22, 2008, at 1:30 p.m. for the following purposes:

(1)	Election of Directors;
(2)	Ratify the engagement of Moss Adams, LLP as the independent public accountant for the fiscal year ending 2008; and
(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 28, 2008, as the record date. Only shareholders of record as of the close of business on the record date are entitled to notice of and to vote at the meeting or any adjournments thereof. Further information regarding voting rights and the business to be transacted at the meeting is presented in the proxy statement.

     You are cordially invited to attend the meeting. Even if you plan to attend the meeting, we encourage you to complete, sign, date and promptly return the attached proxy using the envelope provided to ensure that your shares are represented regardless of the number you own.

     The officers and personnel, who serve you, genuinely appreciate your continued interest in the affairs of PremierWest Bancorp, its growth and development.

April 10, 2008

BY ORDER OF THE BOARD OF DIRECTORS /s/ Tom Anderson Tom Anderson Executive Vice President Secretary

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PREMIERWEST BANCORP 503 Airport Road Medford, Oregon 97504 PROXY STATEMENT

     This proxy statement, proxy card, Notice of Annual Meeting of Shareholders, and the 2007 Annual Report are being furnished to shareholders of PremierWest Bancorp ("Bancorp") in connection with the solicitation by the Board of Directors of proxies to be used at the annual meeting of shareholders to be held at the Rogue Valley Country Club located at 2660 Hillcrest Road, Medford, Oregon, on Thursday May 22, 2008, at 1:30 p.m. This proxy statement and related materials are being mailed to shareholders on or about April 10, 2008.

Summary of Proposals

     At the meeting, shareholders will vote to elect a board of directors to serve until the annual meeting of shareholders in 2009. The Board of Directors has nominated John L. Anhorn, Richard R. Hieb, James M. Ford, John A. Duke, Patrick G. Huycke, Rickar D. Watkins, Brian Pargeter, Dennis N. Hoffbuhr, Thomas R. Becker, James L. Patterson, John B. Dickerson and Gary Wright as directors. All of the nominees are current Board members. The Board of Directors unanimously recommends voting for all of the nominees. For more information about the director nominees and related information pertinent to the election of directors, please refer to the information set forth in Proposal No. 1.

     The Board of Directors appointed Moss Adams as its independent registered public accounting firm for 2008 and is submitting to the shareholders for a vote for ratification of this appointment. The Board of Directors unanimously recommends voting in favor of ratifying the appointment of Moss Adams, LLP. For more information about the ratification of Moss Adams, LLP as the independent registered public accounting firm for 2008, please refer to the information set forth in Proposal No. 2.

VOTING AT THE MEETING

Who May Vote

     Only the shareholders shown on our records as of March 28, 2008, are entitled to notice of, and to vote at, the meeting. Holders of Series A Preferred stock are not eligible to vote on the matters presented in Proposal No. 1 and Proposal No. 2.

Voting Your Shares

     You may vote your shares at the meeting either in person or by proxy. You may also vote by telephone or via the internet. For more information regarding how to vote using either of these two methods, please refer to the information on the proxy card.

     Each share is entitled to one vote. If your shares are held by a broker, bank or other nominee (in "street name"), you must give voting instructions to that nominee. If your shares are held in street name, you must contact the nominee holder of the shares to revoke a proxy or to change your vote. You will not be able to vote or revoke a proxy at the meeting if your shares are held in street name.

Voting by Proxy

     Even if you intend to attend the meeting, we encourage you to vote by proxy. The Board of Directors has designated John L. Anhorn and Richard R. Hieb to serve as proxy holders for the meeting and their names appear on the proxy card. You may vote your shares by marking the enclosed proxy card to indicate your vote on the matters presented at the meeting and the proxy holders will vote your shares as instructed. If no instructions are given, the proxy will be voted FOR the election of all nominees for directors; FOR ratification of the engagement of Moss Adams, LLP as the independent registered public accounting firm for 2008; and in the proxy holder's discretion on any other matters that may properly come before the shareholders at the meeting.

Determining a Quorum

     A majority of the outstanding shares of common stock must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business. If you attend the meeting or submit a proxy but abstain from voting on a given matter, your shares will count as present for determining a quorum. If you do not sign your proxy, your shares cannot be voted at the meeting and your shares will not count as present for determining a quorum.

Counting Votes

     Directors are elected by a plurality of votes, which means that the nominees receiving the most votes will be elected regardless of the number of votes cast in favor of each nominee. You may not accumulate votes.

Revoking a Proxy

     The Board of Directors is soliciting proxies in the form enclosed. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote. A proxy may be revoked by a holder of record prior to its exercise at the meeting by (a) presenting a proxy bearing a later date; (b) by submitting a written revocation to Tom Anderson, Executive Vice President & Secretary, at PremierWest Bancorp, P.O. Box 40, Medford, Oregon 97501, prior to commencement of the meeting; or (c) if the shareholder is present at the meeting, by oral request or submission of such an instrument of revocation at the meeting. A shareholder attending the meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so. Attendance at the meeting will not, of itself, revoke a proxy.

Director and Officer Stock Ownership

     Our authorized capital stock consists of 50,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock. As of March 21, 2008, there were 22,329,900 shares of common stock issued and outstanding and entitled to vote at the meeting; and there were 11,000 shares of Series A Preferred Stock issued and outstanding; none of which are entitled to vote at the meeting. As of March 21, 2008 directors, executive officers, and principal shareholders, together with their affiliates, had beneficial ownership of 3,016,420 common shares; of which 2,576,103 shares are entitled to vote. These shares represent 11.54% of the total shares outstanding and entitled to vote at the meeting.

Cost of Proxy Solicitation

     PremierWest Bancorp will bear the cost of this proxy solicitation. We do not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy material to principals and obtaining their proxies. In addition to solicitation of proxies by mail, we may also use officers and regular employees to solicit proxies from shareholders, either in person or by telephone, fax, or letter, without extra compensation.

Shareholders are requested to complete, date, and sign the accompanying proxy card and return it promptly in the envelope provided.

BUSINESS OF THE MEETING

The following matter will be presented for shareholder action at the annual meeting:

PROPOSAL No. 1

Election of Directors

     In accordance with our Bylaws, the Board of Directors has established the number of directors at twelve (12). Directors are elected by the shareholders at the annual shareholders' meeting and serve until the next annual meeting or until their successors are elected and qualified. The Board of Directors has nominated the following persons to serve as directors for the ensuing year.

Nominees

     The named nominees, except for Gary Wright (who joined the Board in January 2008), all served as directors of Bancorp and its subsidiary PremierWest Bank during 2007.

Name of Nominee	Age	Director Since*

John L. Anhorn	65	1998
Richard R. Hieb	63	1998
John A. Duke	69	1990
Patrick G. Huycke	58	1990
James M. Ford	49	2006
Rickar D. Watkins	61	2000
Brian Pargeter	65	2000
Dennis N. Hoffbuhr	59	1990
Thomas R. Becker	56	2000
James L. Patterson	68	1999
John B. Dickerson	67	2004
Gary Wright	56	2008

*Includes service on PremierWest Bank and predecessor, Bank of Southern Oregon.

     The proxy holders intend to vote FOR the election of the nominees listed above. If any nominee is unwilling or unable to serve, the proxy will be voted by the individuals named in the proxy for such substitute nominee as the Board of Directors may designate. Management has no reason to believe any nominee will be unavailable.

NOMINEES FOR DIRECTORS

     John L. Anhorn is the current Chief Executive Officer, and former President, of PremierWest Bancorp and has been a director since its formation and served as a director of its predecessor, Bank of Southern Oregon, since May 1998. Mr. Anhorn is a member of the Executive Committee. Mr. Anhorn also serves as a director and the Chief Executive Officer of PremierWest Bancorp's subsidiary PremierWest Bank. Mr. Anhorn previously served as President of Western Bank until April 1997, when Western Bank was acquired by Washington Mutual Bank. Mr. Anhorn has over 44 years experience in the banking industry.

     Richard R. Hieb is the Senior Executive Vice President & Chief Operating Officer of PremierWest Bancorp and has been a director since its formation and served as a director of its predecessor, Bank of Southern Oregon, since May 1998. Mr. Hieb is a member of the Executive Committee. Mr. Hieb also serves as a director and the Senior Executive Vice President & Chief Operating Officer of PremierWest Bank. Previous to his employment with PremierWest Mr. Hieb was Executive Vice President & Chief Administrative Officer of Western Bank, until it was acquired by Washington Mutual Bank in April 1997. Mr. Hieb has in excess of 46 years experience in the banking industry.

     James M. Ford is the President and director for PremierWest Bancorp and its subsidiary PremierWest Bank. Before joining the Company in 2006, Mr. Ford previously served as Executive Vice President of Planning and Development for the Regional Banking Group with Bank of the West in Walnut Creek, California. He was Executive Vice President & Chief Operating Officer for $1.2 billion Union Safe Deposit Bank, until it was acquired by Bank of the West. Mr. Ford began his banking career with First Interstate Bank, eventually serving as Area Manager in Medford, responsible for all branch activities in the Rogue Valley before joining Union Safe Deposit Bank. He graduated in 1980 from the University of Oregon and is a 1992 graduate of the Pacific Coast Banking School. Mr. Ford has over 27 years of experience in the Banking industry. Mr. Ford is a member of the Executive Committee.

     John A. Duke is the Chairman of the Board and has served in that capacity with PremierWest Bancorp since its formation and served as a director with its predecessor, Bank of Southern Oregon, since its organization in 1990. Mr. Duke serves as Chairman of the Company's Executive Committee and is a member of the Compensation Committee. Mr. Duke also served as a director for Jefferson State Bank, Medford, Oregon, until First Interstate Bank acquired it. Mr. Duke is a self-employed, investment manager and owner of Superior Health Club and Superior Air Center, Inc. in Medford, Oregon.

     Patrick G. Huycke has served as a director of PremierWest Bancorp since its formation, and served as a director of its predecessor, Bank of Southern Oregon, since 1994. Mr. Huycke is the Vice Chairman of the Board of Directors. Mr. Huycke is a partner in the law firm, Huycke, O'Connor & Jarvis, LLP. Mr. Huycke is a member of the Company's Executive Committee and serves as the Chairman of the Compensation Committee. Mr. Huycke received his law degree from Willamette University and has practiced law since 1975.

     Rickar D. Watkins previously served as a director of United Bancorp and its subsidiary Douglas National Bank from 1993 until its merger with PremierWest Bancorp in May, 2000, at which time he joined the Board of PremierWest Bancorp. Mr. Watkins is the President of a medical supply company he founded in 1974.

     Brian Pargeter previously served as a director of United Bancorp and its subsidiary Douglas National Bank until its merger with PremierWest Bancorp in May, 2000, at which time he joined the Board of PremierWest Bank. Mr. Pargeter was elected to the Board of PremierWest Bancorp in 2002 and serves on the Executive, Compensation and Audit Committees of the Company. Mr. Pargeter is President and majority owner of Umpqua Insurance Agency, where he has been employed since 1967.

     Dennis N. Hoffbuhr has served as a director of PremierWest Bancorp since its formation and served as a director of its predecessor, Bank of Southern Oregon, since its formation in 1990. Mr. Hoffbuhr is the owner and President of Hoffbuhr and Associates, Inc., a land surveying and land use planning firm in Medford, Oregon. Mr. Hoffbuhr is a registered land surveyor certified by the Oregon State Board of Engineering Examiners.

     Thomas R. Becker was a director of United Bancorp, which was acquired through a merger with PremierWest Bancorp and joined the Board as a result of that merger. Mr. Becker serves on the Company's Audit Committee. Mr. Becker has served as Executive Director of the Rogue Valley Manor, a continuing care retirement community in Medford, Oregon since 1978. In 1990, he became the Chief Executive Officer of Pacific Retirement Services, Inc., the parent corporation of 28 organizations providing housing and related services to over 3,000 seniors in Oregon, California and Texas. Mr. Becker also serves as a director of Lithia Motors, Inc., a public corporation headquartered in Medford, Oregon.

     James L. Patterson has served as a director of PremierWest Bancorp since its formation and served as a director of its predecessor, Bank of Southern Oregon, since 1999. Mr. Patterson also serves as Chairman of the Company's Audit Committee and is a member of the Executive and Compensation Committees. Mr. Patterson retired from Pacific Power & Light with thirty-four (34) years of service. He is a self-employed business consultant.

     John B. Dickerson previously served as a director of Mid Valley Bank until its merger with PremierWest Bank in January 2004, at which time he joined the Board of PremierWest Bancorp. Mr. Dickerson served as Chief Executive Officer of Mid Valley Bank from 1990 until its merger with PremierWest in January 2004, at which time he retired.

     Gary Wright served as President/CEO and a director of Stockmans Bancorp from its inception in 1991 until its merger with PremierWest Bank in January 2008, at which time he joined the Board of PremierWest Bancorp. Mr. Wright also served as President/CEO of California Livestock PCA from 1981 until 1991, when it was merged into Stockmans Bank.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH ABOVE TO SERVE AS DIRECTORS OF THE COMPANY

OTHER EXECUTIVE OFFICERS

     In addition to Mr. Anhorn, Mr. Hieb and Mr. Ford, whose information is set forth in the Nominees for director section, the age, business experience, and position of executive officers of PremierWest Bancorp and its subsidiary PremierWest Bank is as follows:

     Tom Anderson, age 57, serves as Executive Vice President & Chief Financial Officer for PremierWest Bancorp and its subsidiary PremierWest Bank. Mr. Anderson previously served as a director of VRB Bancorp and its subsidiary Valley of the Rogue Bank until its acquisition by Umpqua Holdings Co. in December 2000. Mr. Anderson served as VRB Bancorp's Executive Vice President & Chief Operating Officer and Corporate Secretary, and Valley of the Rogue Bank's Executive Vice President & Chief Operating Officer until June of 1999. Prior to joining Valley of the Rogue Bank in 1977, Mr. Anderson was employed by Bank of America. He has in excess of 36 years of experience in the Banking industry.

     Jim Earley, age 53, serves as Executive Vice President & Chief Credit Officer for PremierWest Bank. Mr. Earley previously served as a Credit Administrator in various banking groups at US Bank from 1993 until 2001. He served as a Credit Examiner with the Farm Credit Administration from 1986 to 1990, a Senior Credit Examiner with Wells Fargo Bank from 1990 to 1993, and a lender with the Department of Commerce prior to 1990. Mr. Earley holds a Master of Science degree from Oregon State University in Agricultural and Resource Economics, as well as two undergraduate degrees. He has 25 years of experience in the financial services industry.

     Bob DuMilieu, age 59, serves as Executive Vice President over Branch Administration. Mr. DuMilieu has 39 years of banking experience and was hired by PremierWest in April 2002 as Senior Vice President and Regional Manager for Oregon. Prior to joining PremierWest he served as Regional Manager for Western Bank and Washington Mutual Bank. Mr. DuMilieu is a past state President (1975-76) of the Oregon Jaycees; he attended Southern Oregon State University and is a graduate of Pacific Coast Banking School.

COMPOSITION OF THE BOARD

     The Board of Directors currently is comprised of twelve (12) members. In compliance with the NASDAQ listing standards, a majority of members of the Board are independent directors. The Board has reviewed the relationships between non-management directors, management of Bancorp and PremierWest Bank. Based on its review, the Board determined that John A. Duke, Patrick G. Huycke, Rickar D. Watkins, Brian Pargeter, Dennis N. Hoffbuhr, Thomas R. Becker, James L. Patterson, John B. Dickerson and Gary Wright are all independent directors, as defined in the NASDAQ listing standards.

     Because we are a community bank, one of the more important criteria for serving on the Board of Directors is a director’s active involvement in the communities in our markets. Consequently, many of the Board members are businessmen in the communities in which they live. In making its determination of independence, the Board considered the various business relationships that exist between the Company and the companies of certain individual Board members. The Company has used Mr. Huycke’s law firm to handle routine legal issues; has purchased insurance products through Mr. Pargeter’s insurance company; and hangars its aircraft with Medford based, Superior Air Center, Inc., which is owned by Mr. Duke. In all three cases, the Board determined that each of these business relationships are in the ordinary course of business and the payments going to each person are nominal in amount, immaterial, and do not affect the ability of each individual to exercise independent judgment in carrying out the responsibilities as a director.

     Bancorp has not adopted a formal policy requiring that all Board members attend the annual meeting of shareholders; however, all Board members are encouraged to attend all shareholders' meetings. Last year, all Board members were in attendance at the annual meeting of shareholders.

     The full Board of Directors held nine (9) meetings during 2007. During 2007, all of the directors attended at least 75% of all Board meetings.

Board Committees

     During 2007, the Board of Directors of Bancorp maintained an Audit Committee; Compensation Committee; Executive Committee, and a Nomination Committee, which is a subcommittee of the Executive Committee. The Audit Committee, Compensation Committee and Nomination Committee are all comprised of independent directors in compliance with the NASDAQ listing standards.

Audit Committee

     The directors currently serving on the Audit Committee are James L. Patterson (Chairman), John Dickerson, Brian Pargeter and Thomas Becker. Each member has the requisite employment and experience necessary and appropriate to serve on the Audit Committee, while Mr. Becker has the requisite education and experience to qualify as an "audit committee financial expert."

     The Audit Committee is responsible for oversight of the accounting, auditing and financial reporting processes, including the review and preparation of financial information disclosed to the public; monitoring the internal controls over financial accounting; and the performance and selection of the independent auditors. The Audit Committee is also responsible for receiving and investigating all inquiries and complaints relating to Bancorp's accounting and auditing procedures and policies. The Board has adopted an Audit Committee charter that is available on its website at www.PremierWestBank.com.

     The Audit Committee held seven (7) meetings during 2007 and all of the directors attended at least 75% of the meetings.

Executive Committee

     In accordance with the Bancorp Bylaws, the Board of Directors has designated an Executive Committee which is comprised of eight (8) members, a majority of which are independent members of the Board of Directors. The Committee members are John Duke, Patrick Huycke, James Patterson, Brian Pargeter, John Anhorn, Richard Hieb, James Ford and Tom Anderson. Mr. Anderson is not a voting member. Mr. Anhorn, Mr. Hieb, Mr. Ford are not independent and do not participate in any deliberations or vote on matters of which the NASDAQ listing standards require be performed by independent board members.

     The Executive Committee is responsible for designing, implementing and monitoring corporate governance policies and a code of ethics, evaluating the performance of the full Board, identifying qualified director nominees, and ensuring compliance with the NASDAQ listing standards and other corporate governance regulations promulgated under the Sarbanes-Oxley Act of 2002. The Executive Committee delegates its duties relative to selection of director nominees to a Nominating Committee comprised solely of the independent Board members of the Executive Committee. The Executive Committee has adopted a charter that is available on PremierWest's website at www.PremierWestBank.com.

     The Executive Committee held eight (8) meetings during 2007, and all of the directors attended at least 75% of the meetings.

Compensation Committee

     The Compensation Committee is comprised of John Duke, Patrick Huycke, James Patterson and Brian Pargeter. The Compensation Committee is responsible for establishing the compensation of the Chief Executive Officer, President and Chief Operating Officer and approving the compensation of the other executive officers upon recommendation of and after consultation with the Chief Executive Officer. Additionally, the Compensation Committee is also responsible for overseeing the design and administration of certain compensation plans for Bancorp officers, directors and employees. The Compensation Committee has adopted a charter that is publicly available on the Bancorp website at www.PremierWestBank.com.

     The Compensation Committee held nine (9) meetings during 2007 and all committee members attended one-hundred (100) percent of those meetings.

Nominating Committee

     The Nominating Committee is a subcommittee of the Executive Committee comprised of John Duke, Patrick Huycke, James Patterson and Brian Pargeter. The Nominating Committee is responsible for evaluating the composition of the Board of Directors and selecting all director nominees for approval by the full Board to stand for election at the annual meeting of shareholders. The Nominating Committee has adopted a charter that is publicly available on PremierWest's website at www.PremierWestBank.com.

     The Nominating Committee held one (1) meeting during 2007 and all committee members attended one-hundred (100) percent of those meetings.

DIRECTOR NOMINATIONS

     The Executive Committee annually reviews the composition of the Board and the contributions and qualifications of each director to determine the future needs of the Board. The Nominating Committee, to the extent it deems necessary and appropriate, consults with the executive officers, other directors, business associates, legal counsel and other community professionals to identify potential candidates and recommends qualified nominees to the full Board for consideration. The full Board evaluates the candidates in the context of the current composition of the Board, the operating requirements of Bancorp and the bank, and the long-term interests of the shareholders. In performing this evaluation, the Board considers the diversity, age, skills, experience, community involvement and other factors it deems appropriate given the identified needs of the Board and Bancorp and the desire to maintain a balance of knowledge, experience and capabilities on the Board. The Board has not used in the past, and does not anticipate using in the future, an outside director search firm to provide potential nominees.

     The Board of Directors plays a critical role in guiding Bancorp and overseeing its management. As a result, the Board seeks to attract and retain qualified candidates for Board membership, regardless of the origin of recommendation, including shareholders. The demand for responsible corporate governance and financial reporting has created an increased call for highly qualified and capable public company directors. Qualified director nominees should possess high moral character and personal integrity; a high level of leadership or managerial experience; experience and knowledge relative to matters affecting Bancorp; the ability and willingness to contribute to the Board; the ability to exercise sound, independent business judgment; a long-term commitment to the interests of shareholders and growth of Bancorp; freedom from conflicts of interest; and the ability to dedicate sufficient time to Board activities and duties. Shareholders may recommend potential qualified director nominees to the Board of Directors by providing written notice to the Chairman of the Executive Committee.

     To be effective, the notice must set forth all information required by Rule 14a-8 of the Securities Exchange Act of 1934, including, without limitation, the name, age, business address and residence address of each person being nominated, the principal occupation, or employment of such person, the class and number of shares of capital stock beneficially owned by the person, and all other information relating to such person that is or would be required to be disclosed in a solicitation of proxies pursuant to the rules and regulations under the Securities Exchange Act of 1934. In addition, certain information must be provided about the shareholder or shareholder group making a nomination. Finally, a shareholder or shareholder group making a nomination must comply with all other applicable requirements of the Exchange Act, including providing a nominee's consent to being named in a proxy statement and to serve as a director if elected.

COMPENSATION DISCUSSION AND ANALYSIS

     The Board of Directors is responsible for establishing and administering our executive compensation program. In accordance with the Compensation Committee Charter, the Board delegates this duty to the Compensation Committee (referred to in this discussion and analysis as the “Committee”). The Committee is responsible for determining the compensation of the CEO, President and COO; and reviews the recommendations of the CEO regarding the compensation of other senior executive officers. The Committee annually reviews the executive compensation program and recommends to the Board for its approval the final compensation packages for the CEO, President, COO and other senior executive officers.

Executive Compensation Philosophy and Objectives

     Our compensation program is intended to provide competitive, comprehensive compensation packages that will attract, retain and motivate highly-qualified and talented people at all levels of our organization, but most importantly the senior management team. To accomplish this objective, the compensation packages must be competitive within our industry segment and market while maintaining and promoting the interests of the Company and our shareholders.

     The specific levels of compensation should reflect the comparative level of job responsibility, the value of the job in the marketplace, and the competition for quality, key personnel in our industry. A comprehensive plan should compensate executives for their services and create long and short-term incentives to meet certain strategic and financial goals and objectives that are integral to the continued growth of the Company. Therefore, in addition to a competitive base salary, we provide an annual cash bonus plan as an incentive to our executive management team to attain specific financial goals, while maintaining non-financial goals and objectives aligned with the short-term strategic goals of the Company. We also offer equity-based incentives that encourage our executive officers and directors to focus on maximizing long-term shareholder value because the executives have a vested interest in the long-term growth and financial success of the Company. As a community banking organization, business relationships throughout our market communities are important at all levels of employment within the Company, making loyalty and longevity of employment important elements of our continued growth and success. We believe providing supplemental retirement programs and time-vesting equity awards to the executive management team and other key employees encourages people to remain employed long-term with the Company.

Establishing Compensation

     The Committee is responsible for determining the compensation package of the CEO, President and COO. For senior executive officers other than the CEO, President and COO, the CEO recommends compensation packages for each to the Committee, which reviews and finalizes the compensation packages before presenting them to the Board for approval. Based on the recommendations of the Committee, the Board reviews and approves the final compensation for all senior executive officers.

     Historically, the Committee has not retained outside consultants to assist in the determination of the type and level of compensation paid annually, and did not use consultants in determining pay for the fiscal year ended 2007. From time to time, the Committee may retain consultants to assist in reviewing and establishing the annual compensation package of the Board of Directors. Although the Committee does not use consultants directly when determining specific levels of compensation, the Committee routinely considers comparative data for executives in the Pacific Northwest for companies of similar size to PremierWest, including regional community bank holding companies.

     Toward the end of each fiscal year, the Committee compiles information from various compensation related sources to assist in determining the CEO, President and COO compensation for the following year. In setting 2007 salaries, we used reports on compensation for executives of companies on the West Coast of the United States, which included:

  Swanson and Watts 2006 Company Executive Pay Manual;
  2006 Moss Adams Bankers Compensation Survey;
  Compensation Standards-Quarterly Executive Compensation Newsletter;
  The Kiplinger Letter-Forecast Executive Compensation Percentages Annually; and
  Compensation information taken from peer companies public disclosure documents.

Examples of comparative companies are: Cascade Bancorp, Columbia Bancorp, Farmers & Merchants Bancorp, First Mutual Bancshares, Inc., North Valley Bancorp, and Sierra Bancorp.

     PremierWest executives assist the Committee in compiling compensation information. The CEO, President and COO review the information and convey to the Committee their ideas with respect to executive officer compensation. During its deliberations, the Committee takes into consideration the input of the CEO, President and COO, but the CEO, President and COO are not involved in deliberations of the Committee regarding the amount or type of compensation paid to each. Although we do not benchmark salaries, we try to ensure that our executive compensation program as a whole, and individual compensation packages, are within the broad middle range of comparative pay for similar positions with similar companies. Individual compensation is established in accordance with the comparative information, experience, and individual performance evaluations. No one particular element or factor is weighed more heavily than another; rather, the compensation package is based on the collective judgment and discretion of the Committee members.

     Each Board member completes a written evaluation of the CEO, President and COO performance for the past year. The evaluation includes a variety of subjective, non-financial criteria, such as Leadership and Development; Quality and Service Delivery, Board Relations, Employee Relations, Community Relations, Political Effectiveness, and Strengths and Development Needs. The individual evaluations are compiled into a performance review report which is used by the Committee in its evaluation of CEO, President and COO performance for the prior year. Based on this information, the CEO, President and COO receive an Overall Performance Rating. The Overall Performance Rating must be at least 85% in any given year in order for the executive to be considered for an increase in base salary and to participate in any bonus programs. Although the evaluation is not directly aligned with the strategic plan, the evaluation criteria are reflective of attaining certain goals and objectives of that plan. Both the objective and subjective criteria evaluated are important to the successful implementation and execution of the strategic plan, and management’s ability to maintain continued growth and year-to-year profitability of the Company.

     When determining the amount and form of annual compensation for the CEO, President and COO, the Committee reviews the total compensation earned by the executive relative to the total compensation earned by their counterparts in other companies. The Committee does not weigh one component of compensation more heavily than another; rather, the Committee considers total compensation in the context of a proper mix of current fixed annual compensation, incentive compensation in the form of bonus and increase in stock option value, retention compensation in the form of option vesting and retirement benefits and reward for years of service to the Company, each relative to the strategic goals and objectives of the Company. The mix of these elements is considered in the context of the reasonableness of the compensation package relative to the executive compensation information for the comparative companies. The level of the annual base salary is determined by competitive market factors, job description and relative pay within the Company.

     The Executive Committee annually designs and recommends to the full Board of Directors for approval a strategic plan based on company and industry performance and market expectations. This strategic plan identifies specific goals for growth in assets and earnings for the coming year, which may include: non-interest deposit growth, the level of non-performing assets, loan charge offs and recoveries, new branch expansions, and market share growth within existing markets. Within the parameters of the prior year’s strategic plan, the Committee reviews and evaluates the financial and non-financial results of operations as a measure of the performance of the senior executive officers in implementing and executing such plan. Based on this evaluation, the Committee sets the financial thresholds for the Bonus Plan for the following year. Except for the annual Bonus Plan, which is directly related to annual earnings, none of the other compensation components are based on a set formula or percentage.

     Although tax considerations are not the compelling factor in determining the annual compensation package, the Company attempts to maximize the tax benefits related to compensation expense. Further, the Company is cognizant of the compensation expense associated with all equity awards. The Committee intends all compensation to be Rule 162(m) compliant to permit the Company to realize tax benefits of all compensation paid to the named executive officers; however, none of the officers currently receive compensation in excess of the $1,000,000 threshold. Additionally, employment agreements with executives encourage cooperation between the Company and the executive, in minimizing the tax impact of certain payments in the event of a change-in-control, should payments to executives conflict with Rule 280G under the Internal Revenue Code.

     The Company has entered into employment agreements with all of the named executive officers. These employment agreements reflect the terms of employment of each executive and the various forms of compensation each is entitled to receive and the Company programs in which each may participate. These agreements also identify the rights and benefits of the executive in the event of death, disability, termination of employment and a change-in-control (The specific terms are discussed in detail in the Post-Termination Benefits section). After the expiration of the initial term, subject to certain circumstances in which the agreement may not be terminated, the agreements automatically renew annually unless the Board of Directors elects not to renew the agreement.

     With the adoption of Internal Revenue Code 409A, the Committee reviewed all of the compensation-related plans affected by 409A to amend them as necessary to comply with the newly-adopted regulations. The employment agreements, officer and director deferred compensation agreements and supplemental executive retirement plans were all amended in 2007. Copies of the revised agreements are attached as exhibits to the 2007 Form 10-K filed on March 14, 2008.

Components of 2007 Executive Officer Compensation

Base Salary

     Base salaries are established using financial and non-financial criteria, current market conditions, job description and relative pay, both internal among senior executives and external among the comparative group of companies. Although we do not benchmark salaries to any specific criteria, we use comparative industry information to affirm the reasonableness and competitiveness of our senior executive salaries. As previously noted, the CEO’s, President’s and COO’s overall performance rating must be over 85% before the Committee will consider making annual adjustments to the executive’s base salary commensurate with the salaries of the comparative group of companies. We considered these evaluations in the context of senior management’s efforts in implementing and executing the strategic plan for 2006 and the results on company performance during that year. The 2006 evaluations reflected Overall Performance Ratings of 90%. Based on the performance evaluations and the total compensation packages of the CEO, President and COO in comparison to their industry counterparts, the annual base salary for 2007 was increased 6.2%, 8.1% and 6.8%, respectively, for the CEO, President and COO, to $292,000 for the CEO, $200,000 for the President and $197,600 for the COO. After review of the recommendations by the CEO, the Committee also reviewed and approved the 2007 base salaries for the other executive officers which are set forth in the Summary Compensation Table.

     Based on the Company’s overall performance in 2007 and the Overall Performance Ratings of the CEO, President and COO, the Committee reviewed the base salaries for 2008 and recommended an increase, effective January 1, 2008, in the base salary of the CEO, President and COO to $309,520, $220,000 and $207,480, respectively. The comparative compensation information used in review of the salaries was derived from the following information:

  Compensation information from 2007 proxy statements for Oregon, Washington and California banks that are reporting companies;
  2007 Northwest Financial Industry Compensation Survey for Washington, Oregon and Idaho; and
  Moss Adams 2007 Bankers Compensation Survey

Bonus Compensation Performance Based Incentive Bonus

     The Performance Bonus Plan is established each year by the Board and the amount of the bonus available is directly related to the year-to-year increase in the Company’s net profits. The minimum threshold is determined in conjunction with the short-term strategic goals and budget for that year, including projected net profits. No bonus pool is available unless the net profits for that year equal or exceed the threshold net profits. The minimum bonus pool attributable to the threshold net profits is 50% of the target bonus pool attributable to the target net profits. As net profits increase beyond the minimum threshold, the bonus pool increases incrementally, up to a maximum of 140% of the target bonus pool. The bonus pool may be adjusted for non-reoccurring unanticipated expenses or extra-ordinary income and successful mergers and acquisitions. To be eligible to participate in the Bonus Plan, the Overall Performance Ratings for the CEO, President and COO must be at least 85%. The Committee has sole discretion in determining the amounts of any bonus and to whom such amounts may be paid; however, no more than 25% of the entire bonus pool may be allocated to the CEO, President and COO, collectively.

     The CEO, President and COO each had Overall Performance Ratings for 2007 that qualified them for participation in the 2007 Bonus Plan. The net profit for 2007 exceeded the minimum threshold, which resulted in a bonus pool of $739,453. The CEO, President and COO participated equally in the 25% of the bonus pool allocable to them under the Bonus Plan. The Committee reviewed with the CEO and approved amounts awarded to the other senior executive officers in the amounts reflected in the Summary Compensation Table.

Retirement Compensation

Retirement Plans

     The Company provides Supplemental Executive Retirement Plans (“SERP”) for the CEO, COO and the other selected executive officers. The SERP provides retirement benefits in addition to any retirement benefits the executive might receive through participation in the Executive Deferred Compensation Program or the Company 401(k) Plan. We provide the SERP to the executive as a means of promoting long-term employment and rewarding the executive for their commitment and loyalty to the Company for remaining employed long-term with the Company. The amount an executive may receive under the SERP is directly tied to longevity of employment. For each year of service, the executive may receive an additional percentage of their base salary and the amount increases in 1%-3% increments for each subsequent year, up to a maximum of 42%. In 2007, the existing SERP agreements were reviewed and revised to make them compliant with IRC 409A. As a result of that review, the Committee adopted a policy to standardize future SERP agreements to contain the following general provisions:

  Generally, executive must be employed for 2 years before becoming eligible for a SERP;
  Benefits may not exceed 42% of base salary;
  Benefits start at 2% for the first year of service and increase by 2% for each subsequent year of service up to age 65; and
  If executive remains employed beyond normal retirement at age 65, benefits will increase 1% for each year of subsequent service.

Additionally, in conjunction with the review for IRC 409A purposes, the SERP agreements for

Mr. Anhorn and Mr. Hieb were amended to provide for payment of benefits beginning on a date certain.

Beginning on August 1, 2008, Mr. Anhorn will begin receiving benefits in the amount of $11,092.17 each month, and beginning on June 1, 2008, Mr. Hieb will begin receiving benefits in the amount of $7,088.92 each month, and such benefits will be paid for the remainder of each executive’s life.

     The specifics of the SERP benefits for each participating executive are set forth in more detail in the Post-Termination of Employment section. Through the end of 2007, the Company’s accrued liability obligation under the existing SERP agreements for all of the named executive officers was $2,425,440.

Deferred Compensation Plans

     The Company offers executive officers the opportunity to defer receipt of up to 75% of their salaries in any given year, which allows the executive to defer payment of income taxes on earned income to a later date. Specific terms and conditions of the deferred compensation arrangement are set forth in a Deferred Compensation Agreement. The balance in the deferred compensation account accrues interest at a rate equal to the Company’s rate of return on equity for the plan year, which is the rate the Company received for the use of the funds not otherwise paid to the executive as compensation in 2007. For 2007 that rate was 13.26% . The deferred amounts plus interest will be paid out over a pre-determined period following termination of employment. In the event of a change-in-control or after payments have started under the plan, the rate of interest adjusts to the prime rate (as defined in the agreement) for such year. Although the Company has a future obligation to make payments in accordance with the terms of the Deferred Compensation Agreement, the executive is considered an unsecured creditor of the Company.

Savings Plan and Other Benefits

     We also maintain a tax-qualified 401(k) plan in which executive officers may participate under the same terms as all eligible employees of the Company. Executives may contribute up to the maximum amount permitted by law and the Company will match up to the lesser of 50% of the executive’s contribution or 3% of the executive’s salary. Additionally, the Company has entered into agreements that provide a death benefit to beneficiaries of executives and other key employees. These agreements provide for death benefits to the executive’s named beneficiary in the event of death during and after termination of employment, provided the termination is not for cause and it does not occur prior to normal retirement. The Company maintains life insurance on the executives to cover these obligations.

Equity Compensation

     The 2002 Stock Incentive Plan provides for the issuance of stock options, stock appreciation rights, stock awards, stock units and performance awards. Historically, we have used stock options as the preferred form of equity compensation as an incentive for management and the Board of Directors to focus on increasing long-term, shareholder wealth because options previously received more favorable accounting treatment than other forms of equity awards. However, with the adoption of SFAS 123(R), Shared-Based Payment, all forms of equity compensation are now treated the same for accounting purposes and the Committee may consider using other forms of equity compensation in the future to better align the award with the Company’s objectives.

     Our practice is to grant options with an exercise price equal to the market value on the day of grant and a term of 10-years. Because the Performance Bonus Plan is already directly related to year-to-year performance, we think the retentive nature of time vesting and the resulting commitment to long-term growth is best accomplished with time vesting. Therefore, all prior option awards have vested over time. The option awards granted in 2007 vest incrementally over seven (7) years with 50% of the award vesting in years six and seven. The number of options granted to individuals is based entirely on the subjective judgment of the Committee; however, the Committee does consider the equity compensation practices of the comparative company group when determining the number of options granted.

Other Compensation

     We also provide certain named executive officers country club memberships, use of a Company-owned vehicle, general disability insurance and long-term care insurance. The Company reimburses the executive for the individual cost of disability insurance and pays the insurance premiums for the long-term care insurance. The Company either pays directly or reimburses the executive for the costs associated with the use of a vehicle, including maintenance, monthly lease and/or payment, gas, etc. The club memberships are paid directly by the Company and used by the executives for business entertainment and development. Executives are reimbursed for expenses incurred for business purposes.

     The growth in net profits from 2006 to 2007 reflects effective management in a rapidly changing financial environment and attainment of certain strategic goals and objectives for 2007. Given the Overall Performance Ratings of the CEO, President and COO, which reflect attainment of the subjective elements associated with our strategic plan, coupled with the 2007 financial performance of the Company, we believe the overall executive compensation package for 2007 effectively accomplished its objective; and, based on the Committee’s review of the comparative industry compensation, the 2007 compensation is competitive with our counterparts in the industry and appropriate for a Company of our size with our performance record.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee is responsible for establishing and administering our executive compensation program. Within the parameters of the current program, as described in the Compensation Discussion and Analysis, the Committee annually reviews executive compensation and recommends to the Board for its approval appropriate modifications, including specific amounts and types of compensation for the senior executive officers. The Committee is responsible for establishing the compensation of the CEO, President and COO; and reviews for consideration by the Board the annual compensation of the other senior executive officers.

     The Compensation Committee has met with management to review and discuss the content of the Compensation Discussion and Analysis. Based on our review and discussion, the Compensation Committee recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in the annual report on Form 10-K and, as applicable, the Company proxy or information statement.

Submitted by Compensation Committee Members: Patrick G. Huycke, Chairman John A Duke James L. Patterson Brian Pargeter

EXECUTIVE COMPENSATION

     The following table summarizes the total compensation earned by the named individuals for the fiscal year ended December 31, 2007. The table includes information for the Chief Executive Officer and Chief Financial Officer and the next three highest compensated executive officers that earned total compensation for 2007 in excess of $100,000. These individuals are referred to as the “named executive officers”.

SUMMARY COMPENSATION TABLE FOR 2007

(a)	(b)	(c)	(f)	(g)	(h)	(i)	(j)
					Change in
					Pension Value
					and Nonquali-
				Non-Equity	fied Deferred
			Option	Incentive Plan	Compensation	All Other	Total
Name and Principal		Salary	Awards	Compensation	Earnings	Compensation	Compensation
Position	Year	($)(2)	($)(7)	($)	($)	($)(1)	($)

John L. Anhorn	2007	$292,000 (2)	$13,686	$ 61,668	$175,965	$46,723 (3)	$590,042
Chief Executive	2006	$275,000 (2)	$12,036	$143,000	$296,829	$46,305 (3)	$773,170
Officer

Richard R. Hieb	2007	$197,600 (2)	$ 7,280	$ 61,666	$284,590	$40,819 (4)	$591,955
Chief Operating	2006	$190,000 (2)	$10,030	$102,000	$124,893	$44,005 (4)	$470,928
Officer

James M. Ford	2007	$200,000	$74,800	$ 61,666	0	$48,543 (5)	$385,009
President	2006	$139,135	$56,310	$ 55,000	0	$67,023 (5)	$317,468

Tom Anderson	2007	$159,000 (2)	$14,185	$ 45,000	$58,502	$16,114 (6)	$292,801
Chief Financial	2006	$150,000 (2)	$13,085	$ 45,000	$54,221	$16,103 (6)	$278,409
Officer

Jim Earley	2007	$147,000 (2)	$10,930	$ 25,000	$33,479	$11,962	$228,371
Chief Credit Officer	2006	$140,000 (2)	$ 9,834	$ 40,000	$34,482	$11,769	$236,085

(1)	Includes long-term care insurance premiums, club memberships, 401(k) matching contributions and personal use of company car.
(2)	Includes amounts deferred and reflected in the Non-Qualified Deferred Compensation Table for 2006 and 2007, respectively: Anhorn $49,000, $71,500; Hieb $72,000, $36,000; Anderson $42,000, $42,000; and Earley $8,455, $8,863.
(3)	In addition to items included in footnote (1), also includes director fees earned for 2007 and 2006, respectively, in the amount of $25,200 for each year.
(4)	In addition to items included in footnote (1), includes director fees earned for 2007 and 2006 in the amount of $25,200 and reimbursement of long-term disability insurance premiums paid by the executive.
(5)	In addition to items included in footnote (1), includes reimbursement of relocation expenses in the amount of $52,764 and director fees earned for 2006 in the amount of $6,300; and director fees earned for 2007 in the amount of $25,200.
(6)	In addition to items included in footnote (1), includes reimbursement of long-term disability insurance premiums paid by the executive.
(7)	The assumptions applied in determining the grant date fair value are set forth in Footnote 19 to the Consolidated Financial Statements for 2007.

GRANTS OF PLAN-BASED AWARDS

     The following table summarizes the grants of equity awards made during 2007 pursuant to the 2002 Stock Incentive Plan and the potential future non-equity payments under the 2007 Bonus Program.

GRANTS OF PLAN-BASED AWARDS FOR 2007

Name	Grant	Estimated Future Payouts			All Other	Exercise	Grant Date
	Date	Under Non-Equity Incentive			Option	or Base	Fair Value
		Plan Awards			Awards:	Price of	Of Stock
					Number	Option	And Option
		Threshold	Target	Maximum-	of	Awards	Awards
		($)	($)	($)	Securities	($/Sh)	($)
					Under-
					lying
					Options
					(#)
(a)	(b)	(c)	(d)	(e)	(j)	(k)	(l)

John L. Anhorn		$56,000	$112,000	$156,900

Richard R. Hieb		$56,000	$112,000	$156,900

James M. Ford	5/1/07	$56,000	$112,000	$156,900	6,300(1)	$12.39 (1)	$31,185

Tom Anderson	5/1/07	$30,900	$61,750	$86,500	5,250(1)	$12.39(1)	$25,988

Jim Earley	5/1/07	$27,500	$54,900	$76,850	4,200(1)	$12.39 (1)	$20,790

(1) This information reflects the effects of a 5% stock dividend effected in June, 2007. Each award vests on each anniversary date over seven (7) years in the following percentages: 5%, 5%, 10%, 10%, 20% 20% and 30%. The assumptions applied in determining the grant date fair value are set forth in Footnote 19 to the Consolidated Financial Statements.

     Mr. Ford joined the Company in April of 2006 and the salary reflected in column (c) of the Summary Compensation Table is three-quarters of his actual annual salary of $185,000. The amounts reflected in column (f) of the Summary Compensation Table reflect the portion of the fair value of all stock options (as determined pursuant to FASB 123(R) expensed by the Company during 2007 attributable to each executive’s service for 2007.

     The amounts earned under the 2007 Bonus Program are categorized as “Non-Equity Incentive Plan Compensation” because the amounts payable are directly related to specific performance criteria. The Board reviewed the performance criteria and approved the amounts reflected in column (g) of the Summary Compensation Table, which will be paid out in 2008.

     The potential payments reflected in columns (c), (d) and (e) of the Grants of Plan Based Awards Table relate to the 2007 Bonus Program. The 2007 Bonus Program provides for a “bonus pool” that is a function of targeted net earnings derived from the 2007 Budget (see description of 2007 Bonus Program in the Compensation Discussion and Analysis section). Depending on the amount by which the 2007 net earnings exceed the 2006 net earnings, the bonus pool may fluctuate between a minimum of 50%, up to a maximum of 140% of the target bonus amount. The amounts reflected in the table are estimates using the 100% of the bonus pool as the targeted net earnings, 50% of the bonus pool as the threshold and 140% of the bonus pool as the maximum. The amounts are based on the CEO, President and COO equally sharing 25% of the bonus pool with the amounts for Mr. Anderson and Mr. Earley estimated using their respective percentages each received under the 2006 bonus program.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

The following table summarizes the outstanding equity awards as of December 31, 2007.

		Option Awards

Name	Number of	Number of	Option	Option Expiration
	Securities	Securities	Exercise Price	Date
	Underlying Unexercised	Underlying	(S)
	Options	Unexercised
	(#) Exercisable	Options
		(#)
		Unexercisable

(a)	(b)	(c)	(e)	(f)

John L. Anhorn	7,656	0	5.53	06/20/12 (1)
Chief Executive	6,124	1,531	5.57	05/01/13 (2)
Officer	4,377	2,918	8.47	04/01/14 (3)
	3,473	10,419	9.55	03/17/15 (5)

Richard R. Hieb	6,379	0	5.53	06/20/12 (1)
Chief Operating	5,104	1,276	5.57	05/01/13 (2)
Officer	3,647	2,430	8.47	04/01/14 (3)
	2,894	8,682	9.55	03/17/15 (5)

James M. Ford	11.025	44,100	16.78	04/01/16 (4)
President		6,300	12.39	05/01/17 (6)

Tom Anderson	671	6,031	4.29	03/01/12 (7)
Chief Financial	3,105	0	5.53	06/20/12 (1)
Officer	3,064	766	5.57	05/01/13 (2)
	2,916	1.944	8.47	04/01/14 (3)
	2,315	6.946	9.55	03/17/15 (5)
		5,250	12.39	05/01/17 (6)

Jim Earley	2,681	670	4.12	12/20/11 (8)
Chief Credit Officer	1,021	0	5.53	06/20/12 (1)
	766	767	5.57	05/01/13 (2)
	972	1,945	8.47	04/01/14 (3)
	1,389	6,946	9.55	03/17/15 (5)
		4,200	12.39	05/01/17 (6)

(1)	These options vest as to 20% of the award on each anniversary of the grant date and were fully vested on 6/20/07.
(2)	These options vest as to 20% of the award on each anniversary of the grant date and will be fully vested on 5/01/08.
(3)	These options vest as to 20% of the award on each anniversary of the grant date and will be fully vested on 4/01/09.
(4)	These options vest as to 20% of the award on each anniversary of the grant date and will be fully vested on 4/01/11.
(5)	The awards with an expiration date of 3/17/15, vest on each anniversary of the grant date as follows, 10% of the award on the first anniversary and then, 15%, 20%, 25% and 30% of the award each successive anniversary date and will be fully vested 3/17/10.
(6)	These options vest on each anniversary of the grant date over seven (7) years as follows: 5%, 5%, 10%, 10%, 20%, 20% and 30%, and will be fully vested 5/01/17.
(7)	Tom Anderson’s award that expires 03/01/12 vests annually on the anniversary of the grant date beginning 3/1/05 at the rate of 33.33% the first year, and then 16.67%, 20%, 20% and 10% in each successive year and will be fully vested 3/01/09.
(8)	Jim Earley’s award with an expiration date of 12/20/11 vests on the anniversary of the grant date beginning 12/20/04 at 30% of the award and then 20% of the award for the next three years and 10% in the final year and will be fully vested 12/20/08.

OPTION EXERCISES AND STOCK VESTED

     The following table summarizes the number of stock options exercised during 2007 for each named executive officer. The value realized is the actual dollar value the executive received on the exercise date based on the fair market value of the stock on that date.

OPTION EXERCISES AND STOCK VESTED IN 2007

Option Awards

Name	Number of	Value
	Shares	Realized
	Acquired on Exercise	on Exercise
	(#)	($)
(a)	(b)	(c)

Tom Anderson,
Chief Financial	15,400	122,722
Officer

PENSION BENEFITS

     The following table summarizes the benefits available to each named executive officer under their respective Supplemental Executive Retirement Plan (identified in the table as the SERP) as of December 31, 2007.

PENSION BENEFITS TABLE FOR 2007

Name	Plan Name	Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last
		Service	Benefit	Fiscal
		(#)	($)	Year ($)

(a)	(b)	(c)	(d)	(e)

John L. Anhorn
Chief Executive Officer	SERP	9.7	1,175,400	0

Richard R. Hieb
Chief Operating	SERP	9.7	837,886	0
Officer

Tom Anderson	SERP	5.9	248,548	0
Chief Financial Officer

Jim Earley
Chief Credit Officer	SERP	6.3	163,606	0

     During 2007, the Company had Supplemental Executive Retirement Plans (SERP) with Mr. Anhorn, Mr. Hieb, Mr. Anderson and Mr. Earley. These plans provide for retirement benefits, the amount of which varies depending on the number of years of service with the Company, the reason for termination of employment and the specified retirement age. Payments to Mr. Anhorn and Mr. Hieb will be made to the executives for their lifetimes beginning on August 1, 2008 and on June 1, 2008, respectively. If Mr. Anhorn and Mr. Hieb die before payment of benefits begin, their designated beneficiary may receive the benefits for a period of 15 years; and if death occurs after payments have begun, the payments to the executive and their beneficiary will not exceed a combined 15 years. The annual benefits payable to Mr. Anhorn and Mr. Hieb are fixed at $133,094 and $85,067 respectively.

     Payments to Mr. Anderson and Mr. Earley will be made to the executive or their designated beneficiary for a period of 15 years. The amount of the benefit is equal to a scheduled percentage of the executive’s base salary (or adjusted base salary) based on number of years of service remaining until reaching retirement age of 62 years old. The percentage increases in 2% increments for each year of service with a maximum percentage for Mr. Earley of 40% and a maximum for Mr. Anderson of 34% (which may increase to 40% under certain circumstances). The Board of Directors has the discretion to increase the applicable percentage for Mr. Earley and Mr. Anderson.

The amount of benefits payable to Mr. Anderson and Mr. Earley are:

  in the event of early retirement, disability or termination for cause before age 62, benefit is equal to the scheduled percentage times the base salary;
  in the event of termination of employment for any reason after reaching age 62, benefit is equal to 40% of base salary for Mr. Earley and, depending on how many years after age 62 Mr.
  Anderson remains employed, the benefit may be 36%, 38% or 40%;
  in the event of termination as a result of death, the benefit is equal to 40% of base salary for Mr. Earley and 34% of base salary for Mr. Anderson; and
  in the event of termination without cause, good reason, or any reason other than cause six months after a change-in-control before age 62, benefit is equal to the base salary times the scheduled percentage rate plus 6%, not to exceed 40%.

As of the end of 2007, the scheduled percentage of benefits available for each executive is as follows:

•	Mr. Anderson	22% of base salary, which is $34,980 annually
•	Mr. Earley	20% of base salary, which is $29,400 annually

The present value of the accumulated benefit for each of the named executive officers is the accrual balance as of December 31, 2007. A discount rate of 6.00% was used in calculating the accrual balance.

NONQUALIFIED DEFERRED COMPENSATION

     The Company provides a Deferred Compensation Program in which each named executive may elect to participate. The following table summarizes the activity in any such program for each participating executive for the fiscal-year ended December 31, 2007.

NONQUALIFIED DEFERRED COMPENSATION FOR 2007

Name	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in Last	Contributions in	Earnings in Last	Withdrawals/	Balance at Last
	FY	Last FY	FY	Distributions	FYE
	($)	($)	($)	($)	($)
(a)	(b) (1)	(c)	(d) (2)	(e)	(f)

John L. Anhorn	71,500	0	41,058	0	369,105

Richard R. Hieb	36,000	0	21,647	0	193,772

Tom Anderson	42,000	0	18,498	0	171,129

Jim Earley	8,863	0	3,378	0	31,886

(1)	All of the amounts set forth in column (b) are reported and included in Salary in the Summary Compensation Table.
(2)	The following amounts were included in the Summary Compensation Table as interest earned above the Federal Applicable Rate:
John Anhorn	$23,800
Richard Hieb	$12,548
Tom Anderson	$10,733
Jim Earley	$ 1,960

     The Company’s Deferred Compensation Plan provides for each participant to defer receipt of up to 75% of their annual salary and bonus. Until a change-in-control or distributions begin, the Company is obligated to pay interest on balances in the account at an annual interest rate equal to the Return on Equity for the prior fiscal year, which for 2007 was 13.26% . After payments begin or after a change-in-control event, the account balance accrues interest at a rate equal to the then current Prime Rate. Each participant has pre-elected a form of distribution as either a lump sum distribution or equal monthly installments over a set period of time.

DIRECTOR COMPENSATION

     Each director of Bancorp, including employee-directors, received a fee of $2,100 per month in 2007. The Chairman and Vice Chairman of the board received an additional $500 per month. Non-employee directors who serve on board committees receive $300 per committee meeting attended. Employee-directors do not receive any additional compensation for service on Board committees. At the discretion of the Compensation Committee, and as approved by the Board of Directors, the non-employee directors may receive stock option grants.

     The Compensation Committee evaluated the director compensation practices of Bancorp compared to those of other similar sized banking entities and public companies in the Pacific Northwest and determined that Bancorp's director compensation was appropriate. The annual base compensation for directors for 2007 was $25,200.

     Pursuant to the terms of the Continuing Benefit Agreements and Director Deferred Compensation Agreements, each director may defer all or any portion of their director fees, which will accrue interest prior to distribution upon termination of service. Also, at the director's expense, the director, their spouse and dependents may participate in group medical, dental, vision and accidental death and dismemberment insurance generally available to Bancorp employees. Under certain circumstances, directors remain eligible for these benefits after termination of service.

     Director compensation was reviewed in 2007 and based on director compensation information for comparative companies, the Committee recommended an increase in director fees for 2008. The annual director fee was increased to $30,000 and the Chairman and Co-Chairman will receive an additional $7,200. Non-employee directors serving on committees receive $350 per committee meeting.

DIRECTOR COMPENSATION

Name	Fees Earned	Option Awards	Change in	Total
	or Paid in Cash	($)	Pension Value and	($)
	($)		Nonqualified Deferred
			Compensation Earnings
			($)
(a)	(b)	(d)(1)	(f)	(h)

John Duke	38,300	3,503	0	39,975

Patrick Huycke	39,049	3,503	6,575	43,618

Rickar Watkins	29,900	3,503	850	34,348

Brian Pargeter	31,916	3,503	3,109	35,117

Dennis Hoffbuhr	29,600	3,503	1,631	33,541

Thomas Becker	27,800	3,503	6,313	35,562

James Patterson	33,600	3,503	1,631	35,306

John Dickerson	27,500	3,503	0	31,995

(1) The assumptions applied in determining the grant date fair value are set forth in Footnote 19 to the Consolidated Financial Statements.

The directors individually own the following outstanding stock options as of December 31, 2007:

Name	Stock Options
John Duke	17,457
Patrick Huycke	17,457
Rickar Watkins	13,629
Dennis Hoffbuhr	17,457
Brian Pargeter	2,100
Thomas Becker	35,816
James Patterson	16,758
John Dickerson	9,162

Post-Employment and Change-of-Control Payments

     The Company has entered into employment agreements with each of the named executive officers which provide for certain payments and continued benefits after termination of employment and in the event of a change-in-control. The Company also has entered into Supplemental Executive Retirement Plans with four of the named executive officers which obligate the Company to make future payments after termination of employment. The amount of payment due on separation varies depending on whether the separation was voluntary or involuntary termination, retirement, disability or death. The amounts set forth below assume the termination of employment or change-in-control occurred on December 31, 2007.

Employment Agreement Provisions

     The employment agreements for John Anhorn, Rich Hieb, James Ford, Tom Anderson and Jim Earley all provide the following benefits, either under the terms of the employment agreement or a separate agreement referenced in the employment agreement. The employment agreements automatically renew at the end of the initial term and each year thereafter, unless the Company elects not to renew the agreement. In the event of a change-in-control (as described below), the employment agreements become perpetual and the Company may not unilaterally cancel the agreement.

     Upon termination of employment for any reason, including voluntary resignation or early retirement, the executive officer is entitled to receive:

  their base salary through the date of termination and, except if terminated for cause (as defined in the employment agreement) or executive voluntarily resigns, the executive officer is entitled to receive all unpaid bonuses and incentive compensation due executive officer from the prior year;
  amounts accrued under any deferred compensation program in which executive participated, unless terminated for cause;
  amounts payable under the 401(k) Plan and Supplemental Executive Retirement Plan; and
  right to exercise all vested, unexercised stock options

     Additionally, upon retirement or execution of a Separation Agreement in the event of termination without cause, termination for good reason, or termination (other than for cause) six months after a change-in-control, the executive officer shall receive the following:

  all unvested equity awards shall vest,
  Company shall pay the 401(k) match equal to the amount due if the executive had remained employed through the end of the year;
  Company shall provide health care coverage for executive officer and spouse for 15 years after retirement date for Mr. Ford, Mr. Anderson and Mr. Earley; and for executive officer and spouse for life for Mr. Anhorn and Mr. Hieb;
  Company will continue to pay premiums on Long-Term Care Insurance Policy for executive officer and spouse; and
  If Company provided use of a vehicle to executive, the executive may receive title to the vehicle (only in event of termination without cause or termination for good reason)

     Under the Separation Agreement, the executive officer may elect not to compete with the Company, in which case the executive officer will continue to receive monthly payment for each month executive officer satisfies the terms of non-compete equal to the executive officer’s base salary. Mr. Anhorn may elect to enter into a consulting arrangement rather than a non-compete. Mr. Anhorn, Mr. Hieb and Mr. Ford may receive such payments for up to two years after the separation date, while the time period for such payments to Mr. Anderson and Mr. Earley is one year.

Benefits if Termination is result of Death

     The Company maintains life insurance policies on the named executive officers and has entered into agreements to provide a death benefit to the named executive’s estate in amounts ranging from $150,000 to $250,000. In addition to these insurance benefits and the other benefits to which executive generally is entitled upon termination, the Company will maintain health insurance for the deceased executive’s spouse for a period of 15 years after the date of death, if death occurred before retirement; or for 15 years after the date of retirement if death occurred after retirement. The spouse may elect to continue the Long-Term Care Insurance, in which case the additional premiums paid by the Company shall reduce any death benefit.

Benefits if Termination is result of Disability

     In addition to the benefits to which executive generally is entitled upon termination of employment, the Company also maintains disability insurance for the executive officers and executive officer will receive disability payments accordingly.

Supplemental Executive Retirement Plan

     The annual benefits payable to Mr. Anhorn and Mr. Heib are fixed at $133,094 and $85,067, respectively. Payments to Mr. Anhorn and Mr. Hieb will be made to the executives for their lifetimes beginning on August 1, 2008 and June 1, 2008, respectively. If Mr. Anhorn and Mr. Heib die before payment of benefits begin, their designated beneficiary may receive the benefits for a period of 15 years; and if death occurs after payments have begun, the payments to the executive and their beneficiary will not exceed a combined 15 years.

     The annual benefits payable to Mr. Anderson and Mr. Earley are equal to a scheduled percentage of the executive’s base salary (or adjusted base salary) based on number of years of service remaining until reaching retirement age of 62 years old. Payments to Mr. Anderson and Mr. Earley will be made to the executive or their designated beneficiary for a period of 15 years. The amount of benefits payable to Mr. Anderson and Mr. Earley are:

  in the event of early retirement, disability or termination for cause before age 62, benefit is equal to the scheduled percentage times the base salary;
  in the event of termination of employment for any reason after reaching age 62, benefit is equal to 40% of base salary for Mr. Earley and, depending on how many years after age 62 Mr.
  Anderson remains employed, the benefit may be 36%, 38% or 40%;
  in the event of termination without cause, good reason, death, or any reason other than cause six months after a change-in-control before age 62, benefit is equal to the base salary times the scheduled percentage rate plus 6%, not to exceed 40%.

As of the end of 2007, the scheduled percentage of benefits available for each executive is as follows:

•	Mr. Anderson	22% of base salary, which is $34,980 annually
•	Mr. Earley	20% of base salary, which is $29,400 annually

Change-In-Control

     Under the employment agreements and SERP agreements, a “change-in-control” is defined as any of the following events:

  a corporate transaction in which more than 50% of the voting power after such transaction is held by persons other than persons holding such voting power before the transaction;
  a person or designated group of persons pursuant to Rule 13D of the Securities Exchange Act of 1934, acquires 25% or more of Company’s voting securities;
  a person or group acquires 10% of the voting securities and such person or the group’s nominee becomes Chairman of the Board;
  within a two-year period a majority of the board of directors changes;
  the Company sells substantially all of its assets.

     In addition to the benefits accruing under the SERP and the benefits generally available in the event of any termination of employment, all unvested equity awards shall vest on a change-in-control and, if the executive remained employed for more than six (6) months after the change-in-control, the executive will also receive a cash payment in an amount equal to the interest on the following sums calculated as if such funds had been deposited in the executive’s deferred compensation account on the date six (6) months after the date of the change-in-control and accrued through the date of termination:

John Anhorn Rich Hieb James Ford Tom Anderson Jim Earley

2 times base salary plus one year’s annual bonus
2 times base salary plus one year’s annual bonus
Base salary plus one year’s annual bonus
Base salary plus one year’s annual bonus
Base salary plus one year’s annual bonus

     To calculate benefits payable upon a change-in-control as set forth above, using base salary for 2007 and the bonus earned for 2007 and calculating the accrued interest at 8% simple interest rate, each executive could receive an estimated payment for each full year of service performed after six (6) months after the change-in-control event equal to:

John Anhorn	$51,653
Rich Hieb	$36,549
James Ford	$20,933
Tom Anderson	$16,320
Jim Earley	$13,760

     John Anhorn and Rich Hieb also may receive a change-in-control bonus equal to 30% of their highest respective base salary if change-in-control transaction results in the shareholders receiving at least 2.5 times book value per share for the Company. If such event occurred at December 31, 2007, Mr. Anhorn and Mr. Hieb would receive a payment equal to $87,600 and $59,280, respectively.

     The following tables estimate the benefits that each named executive would receive in the event of termination and/or change-in-control. For purposes of this table, the termination event or change-incontrol is deemed to have occurred on December 31, 2007. The value of the equity awards is the value executive would have received on December 31, 2007 if executive exercised and sold all vested equity securities (excluding taxes) at a share price of $11.44, which was the closing price on the last trading day before December 31, 2007. The other amounts, unless expressly noted otherwise, are delineated in annual payments.

						Termination
		Termination		Termination		6 months
	Retirement	for Cause,		Without		after
		or as result	Termination	Cause or for	Termination	Change-in-
		of voluntary	as result of	Good	as result of	Control
		resignation	Disability	Reason	Death	Event

John Anhorn

SERP	$133,094	$133,094	$133,094	$133,094	$113,094	$133,094

Equity	$37,345	0	0	0	0	$37,345
Awards (1)

401(k) (3)	$9,492			$9,492		$9,492

Health Ins.(4)	Yes	No	Yes	Yes	Yes	Yes

Long-Term	Yes	No	Yes	Yes	Yes	Yes
Care Ins. (4)

Deferred	$92,444	$92,444	$92,444	$92,444	$92,444	$92,444
Comp. (5)	$93,118	$93,118	$93,118	$93,118	$93,118	$93,118

Survivor Death	$150,000	No	$150,000	$150,000	$250,000	$150,000
Benefit (6)

Non-Compete/				$584,000		$584,000
Consulting
Payment (2)

Retention						$51,653
Bonus (7)

						Termination
		Termination		Termination		6 months
	Retirement	for Cause,		Without		after
		or as result	Termination	Cause or for	Termination	Change-in-
		of voluntary	as result of	Good	as result of	Control
		resignation	Disability	Reason	Death	Event

Rich Hieb

SERP (1)	$85,067	$85, 067	$85,067	$85,067	$85,067	$85,067

Equity Awards	$31,116	0	0	0	0	$31,116

401(k) (3)	$6,424			$6,424		$6,424

Health Ins. (4)	Yes	No	Yes	Yes	Yes	Yes

Long-Term	Yes	No	Yes	Yes	Yes	Yes
Care Ins. (4)

Deferred	$48,531	$48,531	$48,531	$48,531	$48,531	$48,531
Comp. (5)	$48,885	$48,885	$48,885	$48,885	$48,885	$48,885

Survivor Death	$150,000	No	$150,000	$150,000	$150,000	$150,000
Benefit (6)

Non-Compete/				$395,200		$395,200
Consulting
Payment (2)

Retention						$38,560
Bonus (7)

						Termination
	Retirement	Termination		Termination		6 months
		for Cause,		Without		after
		or as result	Termination	Cause or for	Termination	Change-in-
		of voluntary	as result of	Good	as result of	Control
		resignation	Disability	Reason	Death	Event

James Ford

Equity Awards	0	0	0	0	0	0

401(k) (3)	$6,748			$6,748		$6,748

Health Ins. (4)	Yes	No	Yes	Yes	Yes	Yes

Long-Term	Yes	No	Yes	Yes	Yes	Yes
Care Ins. (4)

Deferred	0	0	0	0	0	0
Comp. (5)

Survivor Death	$150,000	No	$150,000	$150,000	$150,000	$150,000
Benefit (6)

Non-Compete/				$400,000		$400,000
Consulting
Payment (2)

Retention						$20,933
Bonus (7)

						Termination
		Termination		Termination		6 months
	Retirement	for Cause,		Without		after
		or as result	Termination	Cause or for	Termination	Change-in-
		of voluntary	as result of	Good	as result of	Control
		resignation	Disability	Reason	Death	Event

Tom Anderson

SERP (8)	$71,800	$34,980	$34,980	$44,520	$54,060	$44,520

Equity Awards	$66,519	0	0	0	0	$66,519

401(k) (3)	$4,870			$4,870		$4,870

Health Ins. (4)	Yes	No	Yes	Yes	Yes	Yes

Long-Term	Yes	No	Yes	Yes	Yes	Yes
Care Ins. (4)

Deferred	$42,860	$42,860	$42,860	$42,860	$42,860	$42,860
Comp. (5)	$43,171	$43,171	$43,171	$43,171	$43,171	$43,171

Survivor Death	$250,000	No	$250,000	$250,000	$250,000	$250,000
Benefit (6)

Non-Compete				$159,000		$159,000
Consulting
Payment (2)

Retention						$16,320
Bonus (7)

						Termination
		Termination		Termination		6 months
	Retirement	for Cause,		Without		after
		or as result	Termination	Cause or for	Termination	Change-in-
		of voluntary	as result of	Good	as result of	Control
		resignation	Disability	Reason	Death	Event

Jim Earley

SERP (8)	$95,600	$29,400	$29,400	$38,200	$58,800	$38,200

Equity Awards	$28,311	0	0	0	0	$28,311

401(k) (3)	$3,675			$3,675		$3,675

Health Ins. (4)	Yes	No	Yes	Yes	Yes	Yes

Long-Term	Yes	No	Yes	Yes	Yes	Yes
Care Ins. (4)

Deferred	$7,986	$7,986	$7,986	$7,986	$7,986	$7,986
Comp. (5)	$8,044	$8,044	$8,044	$8,044	$8,044	$8,044

Survivor Death	$150,000	No	$150,000	$150,000	$150,000	$150,000
Benefit (6)

Non-Compete				$147,000		$147,000
Consulting
Payment (2)

Retention						$13,760
Bonus (7)

(1)	Unvested options vest upon retirement and change-in-control. Equity Awards row reflects the additional amount of value executive would receive as a result of such vesting, calculated as if the options were exercised and sold on December 31, 2007.
(2)	Upon a change-in-control, all unvested equity awards vest. If termination occurred as a result of or after the change-in-control event, then the amount realized would be equal to the amount set forth in the column under change-in-control. In the event termination for good reason or without cause after a change-in-control the executive may enter into an agreement and receive a non-compete/consulting payment.
(3)	This payment is a one-time payment applicable to the year in which the termination occurred. The executive will also receive regular retirement payments for their individual 401(k) accounts.
(4)	These benefits are in the form of continued insurance premium payments for the executive and/or surviving spouse.
(5)	The deferred compensation payments are payments on amounts of income previously earned for which receipt was deferred for tax purposes, plus interest accrued. The additional cost to the Company is the interest earned on such amounts after payments begin. For use in this table, we assumed each executive would receive payments over five years. The amount set forth in the table reflects a simple five-year annuity payment compounded at 8% interest based on the 2007 year end balance in the executive’s individual account. The table reflects the estimated annual payment (top number) and the aggregate amount of interest expense to the Company (bottom number).
(6)	This benefit is fully insured by the Company.
(7)	The Retention Bonus is earned by the executive only if such person remains with the Company for 6 months after a change-in-control and is not later terminated for cause. The amount reflects an annual amount that could be earned and payable for each full year of service completed.
(8)	The amount under the Retirement column assumes an annual increase in base salary of 4% each year until executive reaches age 62, the normal retirement age under his employment agreement. For Mr.
Anderson, the base salary was estimated at $211,000 and for Mr. Earley it was estimated at $239,000.

Equity Award Practices

     Although our equity incentive plan authorizes other forms of awards, to date, the Company has issued only stock options. To attract top quality executives, we grant an initial stock option award to executives as both an incentive and inducement to join the Company. These awards are always made at fair market value on the date of grant, which generally is the first day of employment. When granting our regular stock option awards, the Company does not consider the timing of release of earnings or other material non-public information. When determining the grant date for regular awards, however, we do consider the date on which an option would expire to ensure that the expiration date falls within a regular open window period around our quarterly earnings releases to permit the executive to exercise and sell shares to cover the exercise price as needed. The Compensation Committee reviews and approves awards at regularly scheduled meetings in the first half of the year and sets a specific future date on which the awards will be granted.

TRANSACTIONS WITH DIRECTORS AND OFFICERS

     PremierWest Bank has deposit and lending relationships with many of its directors and officers, as well as with their affiliates. All loans to directors, officers and their affiliates were made in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal credit risk or present other unfavorable features. All of the loans are current and all required payments thereon have been made. As of December 31, 2007, the aggregate outstanding amount of all loans to officers and directors was approximately $17.2 million, which represented 8.3% of shareholders' equity on that date.

     The Company has a conflict of interest provision in its Code of Ethics, which requires all officers and directors to present potential conflicts of interest before the Board for review. Such conflicts routinely arise as a result of potential business relationships between the Company and its officers and directors. The Company has adopted a written policy to address and review certain business relationships with officers and directors arising in the ordinary course of business with the Bank and its affiliates that could potentially be a conflict of interest or otherwise compromise the independent judgment of the Board members. The policy expressly exempts review of lending activities that are otherwise reviewed and approved by a loan committee and on terms no more favorable than would be afforded an unrelated third party. Additionally, non-loan related transactions are reviewed if they exceed $5,000 in value.

     The individual officer or director is required to bring all reviewable transactions to the attention of the Executive Committee, which makes an initial evaluation. Any interested Board member does not participate in the evaluation process and does not vote on the matter. Annually, the Company issues questionnaires to all of its executive officers and directors, inquiring as to any business relationships existing or entered into in the past fiscal year, or contemplated for the coming fiscal year. The Board reviews and ratifies all such relationships as appropriate and rejects or denies approval of those transactions that the Board believes may compromise the integrity of our corporate governance process.

     The Company owns a corporate aircraft which is based in Medford, Oregon and has contracted with Superior Air Center, Inc. to manage the operation, maintenance and storage of the aircraft. Superior Air Center, Inc. is owned by John Duke. The terms of the contract with Superior Air Center, Inc., are no more favorable than the standard and customary terms for similar services provided by Superior Air Center, Inc. to other third parties in the ordinary course of business. During 2007 payments totaling $85,849 were made to Superior Air Center, Inc. for maintenance, storage, required inspections, and providing pilots and fuel for flights involving PremierWest personnel.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth certain information regarding beneficial ownership of issued and outstanding shares of PremierWest Bancorp stock as of March 21, 2008 held by any shareholder who is (i) known by the Company to own beneficially more than 5 percent of the outstanding shares of any class of stock, (ii) each of directors (iii) each of our named executive officers, and (iv) all of our directors and named executive officers as a group.

Beneficial Owner	Class of	Amount Beneficially	Notes	Percentage of Class
	Stock	Owned		Owned

John Duke	Common	1,301,062	(1)	5.71%

George C. St. Laurent
120 NE 136th Ave., # 200	Common	1,208,402	(2)	5.33%
Vancouver, WA 98684

Patrick G. Huycke	Common	197,808	(3)	*

Thomas Becker	Common	95,125	(4)	*

Dennis Hoffbuhr	Common	76,948	(5)	*

Rickar Watkins	Common	69,529	(6)	*

John Anhorn, CEO	Common	131,812	(7)	*

Brian Pargeter	Common	89,702	(8)	*

Richard Hieb, COO	Common	106,446	(9)	*

James Patterson	Common	28,760	(10)	*

John Dickerson	Common	126,482	(11)	*

Tom Anderson, CFO	Common	89,191	(12)	*

Jim Earley, CCO	Common	25,949	(13)	*

James Ford, President	Common	26,189	(14)	*

Gary Wright,	Common	333,132	(15)	1.49%

PremierWest 401K Plan	Common	318,285	(16)	1.43%

John Duke	Series A	4,140	(17)	37.6%
	Preferred

Evelyn A. Freed Trust	Series A	3,430	(17)	31.2%
	Preferred

Georges C. St. Laurent, Jr.	Series A	3,430	(17)	31.2%
	Preferred

All Directors and Executive
Officers as a group	Common	3,016,420		13.51%
(14 persons and 401K Plan)

*	Represents less than one percent

	(1)	Includes (i) 16,404 shares subject to options exercisable within sixty (60) days; and (ii) 844,341 held by The John Duke Trust for the benefit of Mr. Duke, (iii) 440,317 shares which Mr. Duke would receive upon voluntary conversion of his 4140 shares of Series A Convertible Preferred Stock.

(2)	All of the shares are held in the George C. St. Laurent, Jr. Trust and includes 364,807 shares which the trust would receive upon voluntary conversion of its 3,430 shares of Series A Convertible Preferred Stock This information taken from the most recent Schedule 13G filed with the Securities and Exchange Commission

(3)	Includes (i) 161,437 shares held in a Profit Sharing Trust Plan, (ii) 16,404 shares subject to options exercisable within sixty (60) days , (iii) 1,381 shares held in Mr. Huycke's IRA account.

(4)	Includes 34,762 shares subject to options exercisable within sixty (60) days.

(5)	Includes (i) 859 shares held by Mr. Hoffbuhr's spouse and immediate family member, (ii) 16,404 shares subject to options exercisable within sixty (60) days.

(6)	Includes (i) 4,248 shares held in an IRA for the benefit of Mr. Watkins, (ii) 10,989 shares held in SEP account for the benefit of Mr. Watkins, (iii) 22,461 shares held in trust for the benefit of Mr. Watkins, and (iv) 12,576 shares subject to options exercisable within sixty (60) days.

(7)	Includes (i) 27,514 shares held in a 401(k) Plan for the benefit of Mr. Anhorn, (ii) 25,868 shares subject to options exercisable within sixty (60) days.

(8)	Includes 1,050 shares subject to options exercisable within sixty (60) days.

(9)	Includes (i) 18,978 shares held in an IRA for the benefit of Mr. Hieb, (ii) 25,537 shares held in a 401(k) Plan for the benefit of Mr. Hieb, (iii) 21,555 shares subject to options exercisable within sixty (60) days.

(10)	Includes (i) 13,054 shares held in a SEP for the benefit of Mr. Patterson and (ii) 15,706 shares subject to options exercisable within sixty (60) days.

(11)	Includes (i) 5,247 shares held in an IRA for the benefit of Mr. Dickerson, (ii) 8,110 shares subject to options exercisable within sixty (60) days, (iii) 113,125 shares held in a family trust for the benefit of Mr. Dickerson.

(12)	Includes (i) 60,400 held in an IRA for the benefit of Mr. Anderson, (ii) 8,216 shares held in a 401(k) plan for the benefit of Mr. Anderson; (iii) 19,945 shares subject to options exercisable within sixty (60) days; and (iv) 630 shares held by spouse

(13)	Includes (i) 4,626 shares held in an IRA for the benefit of Mr. Earley, (ii) 10,024 shares held in a 401(k) plan for the benefit of Mr. Earley, and (iii) 11,299 shares subject to options exercisable within sixty (60) days.

(14)	Includes (i) 3,476 shares held in a in a Trust for the benefit of Mr. Ford; (ii) 348 shares held in 401(k) plan for benefit of Mr. Ford; and (iii) 22,365 shares subject to options exercisable within sixty (60) days.

(15)	Includes 99,755 shares held in a Trust for the benefit of Mr. Wright.

(16)	Messrs. Huycke, Anhorn, Ford, Hieb, Pargeter, Hoffbuhr and Anderson act as Trustees of the PremierWest 401(k) Plan and are authorized to vote shares held in the Plan. Messrs. Huycke, Anhorn, Ford, Hieb, Pargeter, Hoffbuhr and Anderson all disclaim beneficial ownership of the shares held in the Plan, except to the extent of their individual pecuniary interest in the Plan, if any.

(17)	The Series A Preferred shares are convertible at the direction of the holder into common stock at the current ratio of 106.358 shares of common for each share of Preferred Stock. The Preferred shares automatically convert to common on November 17, 2008 unless voluntarily converted before then.

PROPOSAL No. 2

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Sarbanes-Oxley Act of 2002 requires the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work and the independent registered public accounting firm. The Audit Committee has selected the firm of Moss Adams, LLP (“Moss Adams”), the Company’s independent registered public accounting firm for the year ended December 31, 2007, to act in such capacity for the fiscal year ending December 31, 2008. No affiliations exist between the Company and Moss Adams, its partners, associates or employees, other than those that pertain to the engagement of Moss Adams in the previous year (i) as our independent registered public accounting firm and (ii) for certain tax advice and tax planning services. Moss Adams has served as the Company’s independent registered public accounting firm since 2002.

Shareholder ratification of the appointment of Moss Adams as our independent auditors is not required by law, by our Bylaws or otherwise; and the Audit Committee is not bound by the shareholder vote. The Audit Committee, however, will consider the results of the shareholder vote on this proposal and may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders. A representative of Moss Adams is expected to attend the annual meeting and that representative will have the opportunity to make a statement, if they desire to do so, and to answer appropriate questions regarding its appointment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF
 RATIFYING THE APPOINTMENT OF MOSS ADAMS AS THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY

AUDIT COMMITTEE REPORT

     The purpose of the Audit Committee is to assist the Board of Directors of Bancorp in fulfilling its responsibilities, by overseeing the accounting and financial reporting processes of the Company, and audits of financial statements of the Company. The oversight includes, but is not limited to, reviewing the financial information which will be provided to shareholders and others, the systems of internal controls which management and the Board have established and the performance and selection of independent auditors. The Audit Committee is also responsible for receiving and investigating any complaint relating to the Company's accounting and auditing procedures and policies. The Committee operates under a written charter adopted by the Board of Directors that is available on the Company's website www.PremierWestBank.com.

     With respect to the year ended December 31, 2007, in addition to its other duties, the Committee 1) reviewed and discussed with management and Moss Adams, LLP, the Company's independent registered public accounting firm, the audited financial statements as of December 31, 2007; 2) reviewed and accepted management's report as to the effectiveness of the system of internal controls over financial reporting; reviewed and discussed with Moss Adams, LLP the quality and adequacy of those controls; 3) reviewed and discussed with Moss Adams, LLP those matters required to be discussed with the Audit Committee under the applicable auditing standards, including Statement on Auditing Standards No. 61, as amended; 4) discussed and reviewed with Moss Adams, LLP fees paid for services during 2007, the firms independence and determined that the provisions of non-audit related services was compatible with maintaining independence; and 5) received from Moss Adams a formal written statement consistent with the Independence Standards Board Standard No. 1.

     Based on our review and discussions with the our independent registered public accounting firm and management, the Committee recommended to the Board that audited consolidated financial statements be included in PremierWest Bancorp's Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee Members: James L. Patterson (Chairman) Thomas R. Becker John Dickerson Brian Pargeter

	FEES PAID TO AUDITORS
		Approved by		Approved by
		Audit		Audit
	2007	Committee	2006	Committee

Audit Fees (A)	$196,000	100%	$167,000	100%
Audit Related Fees(1)(B)	79,000	100%	42,000	100%
Tax Fees(2)(B)	14,500	100%	14,000	100%
All Other Fees(3)(B)	17,000	100%	11,000	100%

TOTAL FEES	$306,500	100%	$234.000	100%

(1)	Includes fees incurred for information technology system review, employee benefit plan audit services, BSA compliance audit services, and out of pocket expenses, merger and acquisition and related SEC filings.
(2)	Includes fees billed for the preparation of state and federal income tax returns, tax planning, and analysis for tax reporting purposes.
(3)	Includes performance measurement analysis, and non-financial metric analysis, and interest rate risk review.
	(A)	Accrual basis fees related to year-end audit, whether paid prior or subsequent to December 31.
	(B)	Modified cash-basis fees - represents all billings during the 12 month periods ended December 31.

PRE-APPROVAL POLICIES

     All audit and non-audit services performed by Moss Adams, and all audit services performed by other independent auditors, must be pre-approved by the Audit Committee. These services include, but are not limited to, the annual financial statement audit, audits of employee benefit plans, tax compliance assistance, tax consulting and assistance with executing our acquisition strategy. Moss Adams may not perform any prohibited services as defined by the Sarbanes-Oxley Act of 2002 including but not limited to any bookkeeping or related services, internal audit outsourcing, legal services, and performing any management or human resources functions.

CODE OF ETHICS

     The Board of Directors has adopted and approved a Code of Conduct and Ethics, which is publicly available on our website at www.PremierWestBank.com. Bancorp intends to disclose all amendments to and waivers of this code on our website.

SHAREHOLDER COMMUNICATIONS

     The Board of Directors has not adopted a formal policy regarding shareholder communications with the Board or individual directors. However, Bancorp maintains an investor relations department to receive and address shareholder inquiries. Currently, the investor relations department screens all inquiries and routes them to the appropriate management personnel or, in the case of corporate governance issues or specific inquiries relating to accounting, auditing and financial reporting practices, to the Chair of the Audit Committee or the appropriate Board member. Inquiries relating to operations, financial information or stock ownership should be directed to the attention of management. Shareholders wishing to communicate with the Board must do so in writing and direct communications regarding corporate governance issues and accounting, auditing and financial reporting practices to the attention of the Board of Directors or Chair of the Audit Committee and mail them to: PremierWest Bancorp, Investor Relations Department, 503 Airport Road, Medford, Oregon 97504. Communications directed to management may be by telephone, fax, and e-mail or in writing. Additional contact information is available on PremierWest's website at www.PremierWestBank.com.

COMPLIANCE WITH SECTION 16 FILING REQUIREMENTS

     Section 16 of the Securities Exchange Act of 1934 requires that all executive officers, directors, and persons who beneficially own more than 10 percent of the common stock file an initial report of their beneficial ownership of common stock and to periodically report changes in their ownership. The reports must be made with the Securities and Exchange Commission with a copy sent to PremierWest Bancorp.

     Based solely upon our review of copies of the Section 16 filings that we received with respect to the fiscal year ended December 31, 2007, except for Brian Pargeter who failed to timely file a Form 4 report disclosing the exercise of a stock option, we believe that all reporting persons timely filed all required Section 16 filings with respect to such fiscal year.

OTHER BUSINESS

     The Board knows of no other matters to be brought before the shareholders at the meeting. In the event other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies at their discretion in accordance with their judgment on such matters.

     At the meeting, management will report on our business and shareholders will have the opportunity to ask questions.

TO SHAREHOLDERS

     Our Annual Report is being mailed to shareholders with this proxy statement. Additional copies of the Annual Report may be obtained without charge by writing to Tom Anderson, Executive Vice President & Secretary, PremierWest Bancorp, P.O. Box 40, 503 Airport Road, Medford, Oregon 97501.

     Copies of the public portions of reports to the SEC may be inspected and copied at the headquarters of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549. Certain information is available electronically at the SEC's Internet web site at www.sec.gov.

     Copies of the public portions of reports to the FDIC may be inspected and copied at the office of the FDIC, 550 17th St. N.W., Washington, D.C. Certain financial information filed by PremierWest with the FDIC is available electronically at the FDIC's Internet web site at www.fdic.gov.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Moss Adams, LLP, independent registered public accounting firm, audited the consolidated financial statements of the Company for the years ended December 31, 2007, 2006 and 2005. Representatives of Moss Adams, LLP, are expected to be present at the annual meeting, will be given the opportunity to make a statement, and will be available to respond to any appropriate questions.

     During the Company's two most recent fiscal years, Moss Adams, LLP, has not advised the Company that: (a) the internal controls necessary to develop reliable financial statements did not exist; (b) information had come to the attention of Moss Adams, LLP which made it no longer able or unwilling to rely on management's representation, or unwilling to be associated with the financial statements prepared by management; (c) the scope of the audit should have been expanded significantly; (d) information had come to Moss Adams, LLP's attention that it had concluded would, or if further investigated might have, materially impacted the fairness or reliability of a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent audited financial statements, or (e) information has come to its attention that it concluded materially impacts the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements or (ii) the financial statements issued or to be issued covering the fiscal periods subsequent to December 31, 2007, that would prevent it from rendering an unqualified audit report, and such issue had not been resolved to Moss Adams, LLP's satisfaction.

PROPOSALS OF SHAREHOLDERS

     Any shareholder who wishes to submit a proposal for consideration at the next annual meeting must submit the proposal no later than December 15, 2008, to be entitled to have the proposal included in our Proxy Statement for the next Annual Meeting of Shareholders.

PREMIERWEST BANCORP
REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
MAY 22, 2008
Two New Ways to Vote
VOTE BY INTERNET OR TELEPHONE
24 Hours a Day - 7 Days a Week
It's Fast and Convenient

INTERNET	OR	TELEPHONE	OR	MAIL
www.proxyvoting.com/prwt		1-888-426-7035

Go to the website listed above.		Use any touch-tone telephone.		Mark, sign and date your proxy card.
Have your proxy card ready.		Have your proxy card ready.		Detach your proxy card.
Enter your Control Number located		Enter your Control Number		Return your proxy card in the postage
above your name and address		located above your name and		paid envelope provided.
address.
Follow the simple instructions on the		Follow the simple recorded
website		instructions.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone there is no need for you to mail back your proxy card.

The Board of Directors recommends a vote FOR election of all of the nominees.

The Board of Directors recommends a vote FOR ratification of the engagement of Moss Adams, LLP as the independent registered public accounting firm ant for the fiscal year 2008.

•IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE, USE THE ATTACHED PROXY CARD

The undersigned hereby appoints John L. Anhorn and Richard R. Hieb, and each of them, proxies with full power of substitution to vote on behalf of the undersigned all shares of common stock of PremierWest Bancorp at the Annual Meeting to be held on May 22, 2008, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the following:

1. Election of Directors [ ] FOR all nominees [ ] WITHHOLD AUTHORITY for all nominees* [ ] EXCEPTIONS*

*Instructions: To withhold authority to vote for any individual nominee mark the "EXCEPTIONS" box and strike a line through that nominee's name below. Nominees: 01 John L. Anhorn, 02 Richard R. Hieb, 03 James M. Ford, 04 John A. Duke, 05 Patrick G. Huycke, 06 Rickar D. Watkins,
07 Brian Pargeter, 08 Dennis N. Hoffbuhr, 09 Thomas R. Becker, 10 James L. Patterson, 11 John B. Dickerson, and 12 Gary Wright.

2. Ratify the appointment t of Moss Adams, LLP as the independent public account for fiscal year 2008 [ ] FOR [ ] AGAINST

3. Other Matters. At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments or postponements thereof.

The Board of Directors recommends a vote FOR the election of all of the	PLEASE
nominees listed above. Either or both of the proxies (or substitutes) present	DETACH
at the meeting may exercise all powers granted hereby. The shares	HERE
represented by this Proxy will be voted as specified above, but if no	You Must
specification is made, this Proxy will be voted FOR the election of all	Detach This
nominees. Proxies may vote in their discretion as to other matters that may	Portion
come before the meeting. Please date and sign exactly as name appears	of the
herein. Joint owners should each sign. Where applicable, indicate position	Proxy Card
or representative capacity.	Before
Returning
Dated: __________________________	it in the
Signature _________________________	Enclosed
Signature _________________________	Envelope